Exhibit 99






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                         P R E S S   R E L E A S E

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RELEASE DATE:					CONTACT:
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January 29, 2003                                CHARLES P. EVANOSKI
                                                GROUP SENIOR VICE PRESIDENT
                                                CHIEF FINANCIAL OFFICER
                                                (724) 758-5584


                          FOR IMMEDIATE RELEASE
                          ---------------------

                   ESB FINANCIAL CORPORATION ANNOUNCES
                        RECORD EARNINGS FOR 2002


Ellwood City, Pennsylvania, January 29, 2003 - ESB Financial Corporation (Nasdaq: ESBF), the parent company of ESB Bank, F.S.B., today announced record earnings of $1.03 per diluted share on net income of $8.96 million for the year ended December 31, 2002, which represents a 19.77% increase in net income per diluted share as compared to earnings of $0.86 per diluted share on net income of $7.23 million for the year ended December 31, 2001. Reported net income for the year and quarter ended December 31, 2002 reflects the adoption of Financial Accounting Standards Board Statement No. 142 (FAS 142) on January 1, 2002, whereby goodwill is no longer amortized but will be subject to annual impairment tests. Net income for the year ended December 31, 2001 would have been $7.96 million or $0.95 per diluted share, excluding goodwill amortization of $734,000, if FAS 142 were effective for 2001. On a fully comparative basis without goodwill amortization, the current year income increased 8.42% per diluted share. The Company's annualized return on average assets and average equity were 0.69% and 10.10%, respectively, for the year ended December 31, 2002.

For the three months ended December 31, 2002, the Company announced earnings of $0.25 per diluted share on net income of $2.23 million, which represents a 19.05% increase in net income per diluted share as compared to earnings of $0.21 per diluted share on net income of $1.82 million for the quarter ended December 31, 2001. Net income for the quarter ended December 31, 2001 would have been $2.00 million or $0.23 per diluted share, excluding goodwill amortization of $184,000, if FAS 142 were effective for 2001. On a fully comparative basis without goodwill amortization, the current quarter net income increased 8.70% per diluted share when compared to the fourth quarter of 2001. The Company's annualized return on average assets and average equity were 0.68% and 9.42%, respectively, for the quarter ended December 31, 2002.




Press Release
Page 2 of 3
January 29, 2003

In announcing the results of operations for the quarter and the year ended December 31, 2002, Charlotte A. Zuschlag, President and Chief Executive
Officer of the Company and the Bank, stated, "The Board of Directors, executive management and I are pleased with the year end financial results and earnings growth. During 2002, the Company was operating in an historically low interest rate environment, volatile financial markets and less than favorable economic conditions. The Company's management and Board of Directors continually look for opportunities to grow earnings. This year we completed a whole loan sale and securitization of a portion of the Bank's 1-4 family residential mortgage loan portfolio. This movement of assets from loans to securities affords management the ability to react quickly to a shift in interest rates. The securitization also affords the Bank increased liquidity and decreased credit risk. As a result of our strong earnings performance this year, the Company issued and paid a six-for-five stock split, while maintaining the $0.10 per share quarterly cash dividend, which effectively increased the quarterly payout to our shareholders by 20 percent." The six-for-five stock split was the Company's eighth such stock split in the last 12 years. Ms. Zuschlag concluded by stating, "Management will continue to strive to pursue growth opportunities that will provide a sound investment return to our shareholders." The Company has paid regular quarterly cash dividends since going public in 1990.

Consolidated net income for the year ended December 31, 2002 increased $1.73 million or 23.95% to $8.96 million from $7.23 million. This net increase was a result of an increase in net interest income of $2.24 million after the current year recovery of loan losses of $410,000, as compared to a provision for loan losses of $47,000 for the prior year, and an increase in non-interest income of $931,000, which were partially offset by an increase in non-interest expense of $897,000 and an increase in provision for income taxes of $542,000. The $931,000 increase to non-interest income was primarily due to an increase in the income generated from the Company's real estate joint ventures of approximately $759,000.

The Company's consolidated total assets increased $56.63 million or 4.48% to $1.32 billion at December 31, 2002, from $1.26 billion at December 31, 2001. Securities increased $224.85 million or 35.12% to $865.14 million and net loans receivable decreased $182.24 million or 34.84% to $340.89 million. These changes were primarily the result of the securitization of a portion of the Bank's 1-4 family residential mortgage loan portfolio. Total deposits decreased $2.17 million or 0.37% to $589.83 million and borrowed funds increased $43.72 million or 7.57% to $621.53 million, as compared to December 31, 2001.

Total stockholders' equity was $96.37 million or 7.30% of total assets, and book value per share was $11.01 at December 31, 2002 compared to $79.9 million or 6.33% of total assets, and book value per share of $9.10 at December 31, 2001.

The Company also announced that the annual meeting of stockholders is to be held on Wednesday, April 16, 2003 at 4:00 p.m. at the Connoquenessing Country Club in Ellwood City, Pennsylvania.

ESB Financial Corporation is the parent holding company of ESB Bank, F.S.B. and offers a wide variety of financial products and services through 17 offices in the contiguous counties of Allegheny, Lawrence, Beaver and Butler in Pennsylvania. The common stock of the Company is traded on The Nasdaq Stock Market under the symbol "ESBF". We make available on our web site, which is located at http://www.esbbank.com, our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, on the date which we electronically file these reports with the Securities and Exchange Commission. Investors are encouraged to access these reports and the other information about our business and operations on our web site.



Press Release
Page 3 of 3
January 29, 2003




                ESB FINANCIAL CORPORATION AND SUBSIDIARIES
                ------------------------------------------
                           Financial Highlights
           (Dollars in Thousands - Exept Per Share Amounts) (1)


OPERATIONS DATA:
----------------
                                                       Year Ended                   Three Months
                                                       December 31,               Ended December 31,
                                                      2002       2001            2002           2001
                                                      ----       ----            ----           ----
  Interest income                                  $ 72,960   $ 79,667         $ 17,345       $ 19,410
  Interest expense                                   51,301     59,790           12,172         14,353
                                                   --------   --------         --------       --------
  Net interest income                                21,659     19,877            5,173          5,057
  (Recovery of ) provision for loan losses             (410)        47              170              3
                                                   --------   --------         --------       --------
  Net interest income after (recovery of)
    provision for loan losses                        22,069     19,830            5,003          5,054
  Noninterest income                                  5,728      4,797            1,776          1,410
  Noninterest expense                                17,020     16,123            4,183          4,291
                                                   --------   --------         --------       --------
  Income before provision for income taxes           10,777      8,504            2,596          2,173
  Provision for income taxes                          1,817      1,275              365            351
                                                   --------   --------         --------       --------
  Net income                                       $  8,960   $  7,229         $  2,231       $  1,822
                                                   ========   ========         ========       ========

  Earnings per share: (1)
    Basic                                             $1.06      $0.88            $0.26          $0.22
    Diluted                                           $1.03      $0.86            $0.25          $0.21


  Annualized return on average assets                  0.69%      0.59%            0.68%          0.58%
  Annualized return on average equity                 10.10%      9.49%            9.42%          8.85%


FINANCIAL CONDITION DATA:
-------------------------                                                     12/31/02       12/31/01
                                                                              --------       --------

  Total assets                                                               $1,319,695     $1,263,068
  Cash and cash equivalents                                                      15,133         15,479
  Total investment securities                                                   865,135        640,282
  Loans receivable, net                                                         340,892        523,131
  Customer deposits                                                             589,826        591,999
  Borrowed funds (includes subordinated debt)                                   621,526        577,802
  Stockholders' equity                                                           96,371         79,903
  Book value per share                                                       $    11.01     $     9.10

  Average equity to average assets                                                 6.85%         6.23%
  Allowance for loan losses to loans receivable                                    1.19%         0.94%
  Non-performing assets to total assets                                            0.28%         0.32%


  1) Per share amounts have been restated to reflect the six-for-five stock split which was declared during the third quarter of 2002, and paid during the fourth quarter of 2002.